Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of the capital stock of Expion360 Inc. as set forth in our Articles of Incorporation, as amended (the “Articles”), our Amended and Restated Bylaws (the “Bylaws”), and the applicable provisions of the Nevada Revised Statutes (the “NRS”). The summary does not purport to be complete and is qualified in its entirety by reference to our Articles and Bylaws, copies of which have been filed as exhibits to our public filings with the Securities and Exchange Commission, and applicable provisions of the NRS.

References to “we,” “our,” “us,” or the “Company” refer to Expion360 Inc.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors (the “Board”) out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding shares of preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

As of December 31, 2025, there were 9,781,739 shares of our common stock issued and outstanding.

Preferred Stock

The Board has not established a class of preferred stock and no shares of our preferred stock have been issued.

Warrants to Purchase Common Stock

November 2021 Warrants

On November 22, 2021, the Company issued warrants to purchase 5,602 shares of common stock at an exercise price of $332.00 per share (the “November 2021 Warrants”), and an expiration date of November 22, 2031. The November 2021 Warrants are subject to adjustment upon the occurrence certain events. As of December 31, 2025, November 2021 Warrants to purchase an aggregate of 5,149 shares of common stock remained outstanding.

Underwriter Warrants

Concurrent with the closing of the Company’s initial public offering, the Company issued warrants to purchase an aggregate of 1,490 shares of its common stock to Alexander Capital LP and Paulson Investment Company LLC at an exercise price of $910.00 per share, and an expiration date of March 31, 2027 (the “Underwriter Warrants”). On May 2, 2024, the Company entered into amendments to certain of the Underwriter Warrants that had the effect of reducing the exercise price from $910.00 to $450.00 per share for 891 of the Underwriter Warrants, while 599 of the Underwriter Warrants continue to have an exercise price of $910.00 per share. The Underwriter Warrants are subject to adjustment upon the occurrence of certain events. As of December 31, 2025, Underwriter Warrants to purchase an aggregate of 1,490 shares of common stock remained outstanding.

August 2024 Warrants

On August 8, 2024, the Company sold in a public offering, (i) 33,402,000 common units (the “Common Units”), each consisting of one share of common stock, two Series A warrants each to purchase one share of common stock (each, a “Series A Warrant”) and one Series B warrant to purchase such number of shares of common stock as determined in the Series B warrant (each, a “Series B Warrant”), and (ii) 16,598,000 pre-funded units, each consisting of one pre-funded warrant to purchase one share of common stock, two Series A Warrants, and one Series B Warrant.

Each Series A Warrant became exercisable on September 30, 2024, and will expire five years from such date. Each Series A Warrant was initially exercisable at an exercise price of $24.00 per share of common stock. The exercise price of the Series A Warrants was subsequently reduced to $5.206 consistent with the terms of the Series A Warrants.

On August 14, 2025, the Company entered into inducement offer letter agreements with certain holders of the Series A Warrants, which reduced the exercise price from $5.206 to $1.31 per share. On August 22, 2025, the exercise price of all of the outstanding Series A Warrants was reduced from $5.206 per share to $1.31 per share. As of December 31, 2025, Series A Warrants to purchase an aggregate of 901,943 shares of common stock remained outstanding.

Each Series B Warrant was exercisable immediately upon issuance at an exercise price of $0.10 per share. As of December 31, 2025, Series B Warrants to purchase an aggregate of 2,132 shares of common stock remained outstanding.

January 2025 Warrants

On January 3, 2025, the Company sold in a public offering (i) 474,193 shares of common stock, (ii) pre-funded warrants (the “January 2025 Pre-Funded Warrants”) to purchase 574,193 shares of common stock, and (iii) warrants to purchase 1,048,386 shares of common stock at an exercise price of $2.36 per share (the “January 2025 Warrants”). The January 2025 Pre-Funded Warrants were all exercised immediately upon issuance.

On August 14, 2025, the Company entered into inducement offer letter agreements with certain holders of the January 2025 Warrants, which reduced the exercise price from $2.36 to $1.31 per share. On August 22, 2025, the exercise price of all of the outstanding January 2025 Warrants was reduced from $2.36 to $1.31 per share. As of December 31, 2025, January 2025 Warrants to purchase an aggregate of 449,193 shares of common stock remained outstanding.

October 2025 Warrants

On October 16, 2025, the Company sold in a private placement (i) 613,077 shares of common stock, and (ii) a pre-funded warrant (the “October 2025 Pre-Funded Warrant”) to purchase up to 144,498 shares of common stock. The October 2025 Pre-Funded Warrant is exercisable immediately upon issuance for cash or on a cashless basis at the discretion of the holder. The number of pre-funded warrant shares that may be issuable is subject to adjustment for stock splits, recapitalizations, and reorganizations. The holder of the October 2025 Pre-Funded Warrant does not have any voting rights, but does have the right to participate in any dividends or distributions made by the Company. As of December 31, 2025, October 2025 Pre-Funded Warrants to purchase an aggregate of 144,498 shares of common stock remained outstanding.

Other Warrants

No warrants to purchase shares of our preferred stock, or any other class of our capital stock, have been issued.

Equity Incentive Plans

As of December 31, 2025, the Company had adopted two stock-based compensation plans, the 2021 Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

2021 Incentive Award Plan

The purpose of the 2021 Plan is to enhance the Company’s ability to attract, retain, and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Various stock-based awards may be granted under the 2021 Plan to eligible employees, consultants, and non-employee directors, including options and restricted stock units (“RSUs’). The number of shares issued under the 2021 Plan is subject to an initial limit and is adjusted annually pursuant to an evergreen provision.

As of December 31, 2025, awards covering an aggregate of 872,762 shares were eligible to be issued under the 2021 Plan, of which 215,079 shares underlying options and 560,649 shares underlying RSUs had been granted.

2021 Employee Stock Purchase Plan

The purpose of the 2021 ESPP is to assist eligible employees of the Company in acquiring stock ownership in the Company and to help such employees provide for their future security and to encourage them to remain in the employment of the Company. The Company may make one or more offerings under the 2021 ESPP. The duration and timing of each offering period may be established or changed by the Board, but in no event may an offering period exceed 27 months and in no event may the purchase period for the option exceed the duration of the offering period under which it is established. Option awards are generally granted with an exercise price equal to 85% of the lesser of the fair market value of a share on (a) the applicable grant date and (b) the applicable exercise date, or such other price as designated by the administrator.

No shares have been issued under the 2021 ESPP.

Anti-Takeover Effects of Certain Provisions of the NRS, and our Articles and Bylaws

The relevant provisions of the NRS and our Articles and Bylaws may have the effect of delaying, deferring, or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

NRS Provisions

The NRS contain a provision governing the “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws. Our Articles and Bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “issuing corporations” as defined pursuant to the NRS. An issuing corporation is a Nevada corporation which: (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation. At this time, we do not believe we have 100 stockholders of record resident of Nevada, and we do not conduct business in Nevada directly. Therefore, we do not believe the provisions of the control share acquisition act apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the best interest of our stockholders.

The Nevada “combination with interested stockholders statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value.

Board Composition; Election of Directors

The Articles and Bylaws provide that we shall have at least one and not more than 11 directors. The number of directors within this range may be established and changed from time to time by resolution adopted by the Board. Each director shall hold office until his or her successor shall be elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation, or removal. The Bylaws provide for the annual election of directors. Any vacancies on the Board, and newly created directorships, may be filled by a majority vote of the directors.

Removal of Directors

Except as otherwise provided in the NRS, any director may be removed from office with or without cause by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding capital stock. In addition, a majority of the directors may declare vacant the office of a director who has been declared incompetent by an order of a court of competent jurisdiction, convicted of a felony, or found to be unsuitable to serve as a director.

No Written Consent of Stockholders

No action shall be taken by our stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by the Bylaws. Our stockholders are not permitted to take action by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may only be called by the Chairman of the Board or the Chief Executive Officer, and shall be called by the Secretary upon the written request of at least a majority of the authorized number of directors.

No Cumulative Voting

The NRS requires cumulative voting rights to be provided for within the articles of incorporation. Our Articles are silent as to cumulative voting so our stockholders are not permitted to cumulate votes with respect to the election of directors.

Amendment of the Charter

In addition to any vote required by the NRS, any amendment of any provision of the Articles must be approved by (a) a majority of the members of the Board, and (b) depending on the Article to be amended, by either (i) the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock, or (ii) the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock.

Advance Notice Provision

At any annual or special meeting of stockholders, proposals by stockholders and director nominations by stockholders will be considered only if advance notice has been provided by the stockholder as required by the Bylaws. The Bylaws contain specific requirements for the information that must be provided by a stockholder in connection with delivering notice of any such proposals. Notice must generally be delivered to the Company not less than 60 nor more than 90 days prior to the day of the applicable meeting.

Exclusive Forum Provision

Our Articles include a mandatory forum provision which provides that, to the fullest extent permitted by law, the Nevada Eighth Judicial District of Clark County, Nevada shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company's stockholders, (c) any action arising or asserting a claim arising pursuant to certain provisions of the NRS, or any provision of the Articles or Bylaws, (d) any action to interpret, apply, enforce, or determine the validity of the Articles or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.

This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law, the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act, or the rules and regulations thereunder. Furthermore, the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, or the rules and regulations thereunder, and would preempt the exclusive forum provisions in our Articles with respect to such matters.

Exchange Act Registration

The common stock is the only class of our securities registered under Section 12 of the Exchange Act.

Stock Exchange Listing

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “XPON”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Company. The address for Pacific Stock Transfer is: 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119, and the telephone number is (800) 785-7782.